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                                                                     EXHIBIT  11




                             BACK YARD BURGERS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)

                                                     For the Year Ended

                                           January 2,      January 3,   December 28,
                                              1999          1998(a)         1996
                                              ----          -------         ----

Net Income                                   $1,171         $  162         $  357
                                             ======         ======         ======

Weighted average number of common
 shares outstanding during the period         4,533          4,261          4,221
                                             ======         ======         ======

Basic income per share                       $ 0.26         $ 0.04         $ 0.08
                                             ======         ======         ======

Basic weighted average number of
 common shares outstanding during
 the period                                   4,533          4,261          4,221

Preferred shares convertible to
common shares                                    69            298            322

Stock Options                                    52             28             --
                                             ------         ------         ------

                                              4,654          4,587          4,543
                                             ======         ======         ======

Diluted income per share                     $ 0.25         $ 0.04         $ 0.08
                                             ======         ======         ======

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         (a) As a result of the Registrant's fiscal year ending on the Saturday closest to December 31, fiscal 1997 contains 53 weeks versus 52 weeks for fiscal 1998 and 1996. As a result, sales for fiscal 1997 are not directly comparable to those of fiscal 1998 and 1996.